Exhibit 10.1

WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated September 29, 2008, and is entered into between MERRIMAC INDUSTRIES, INC., a Delaware corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $5,000,000.00 revolving line of credit (the “Line of Credit”) for working capital purposes. Company has also requested a $500,000.00 equipment Term Loan (“Term Loan I”) and a $2,500,000.00 real estate Term Loan (“Term Loan II”) to facilitate refinancing of existing debt and permanent real estate financing (collectively, the “Term Loan”). Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1. AMOUNT AND TERMS OF THE LINE OF CREDIT AND TERM LOAN

1.1 Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a) Line of Credit and Limitations on Borrowing. Wells Fargo shall make Advances to Company under the Line of Credit that shall not at any time exceed in the aggregate the lesser of (i) $5,000,000.00 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2. Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow. Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo reasonably believes that an Advance would result in an Event of Default.

(b) Maturity and Termination Dates. Company may request Line of Credit Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) three (3) years from the date hereof (the “Maturity Date”), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the “Termination Date.”)

(c) Use of Line of Credit Proceeds. Company shall use the proceeds of each Line of Credit Advance for ordinary working capital purposes and capital expenditures.

(d) Revolving Note. Company’s obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended or replaced from time to time, the “Revolving Note”).

1.2 Borrowing Base; Mandatory Prepayment.

(a) Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:
(i) 85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate ; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), plus

(ii) 30% or such lesser percentage of Eligible Inventory as Wells Fargo in its sole discretion may deem appropriate, or $400,000.00 whichever is less, less

(iii) the Borrowing Base Reserve, less

(iv) Indebtedness, other than the Term Loan, that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(v) Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C..

(b) Mandatory Prepayment; Overadvances. If unreimbursed Line of Credit Advances evidenced by the Revolving Note exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3 Procedures for Line of Credit Advances.

(a) Advances to Operating Account. Line of Credit Advances shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.

(i) Advances upon Company’s Request. Line of Credit Advances may be funded upon Company’s request. No request will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record in the form of Notice of Borrowing attached hereto as Exhibit 1.3. Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(A) Floating Rate Advances. If Company wants a Floating Rate Advance, it shall make the request no later than 11:59 a.m. Central Time on the Business Day on which it wants the Floating Rate Advance to be funded, which request shall specify the principal Advance amount being requested.

(B) LIBOR Advances. If Company wants a LIBOR Advance, it shall make the request no later than 11:59 a.m. Central Time three (3) Business Days prior to the Business Day on which it wants the LIBOR Advance to be funded, which request shall specify both the principal Advance amount and Interest Period being requested. No more than three (3) separate LIBOR Advance Interest Periods may be outstanding at any one time. Each LIBOR Advance shall be in multiples of $500,000.00 and in the minimum amount of at least $1,000,000.00. LIBOR Advances are not available for Advances made through the Loan Manager Service, and shall not be available during Default Periods.

(ii) Advances through Loan Manager. If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service (“Loan Manager”), Line of Credit (but not Term Loan) Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a). If Wells Fargo terminates Company’s access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(a)(i). Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.

(b) Protective Advances; Advances to Pay Indebtedness Due. Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo unless the basis for such disbursement is an issue being contested by Company in good faith and on terms acceptable to Wells Fargo.

1.3A. LIBOR Advances.

(a) Funding Line of Credit Advances as LIBOR Advances for Fixed Interest Periods. Company may fund a Line of Credit Advance as a LIBOR Advance for one, three, six or twelve month periods (each period an “Interest Period”, as more fully defined in Exhibit A).

(b) Procedure for Converting Floating Rate Advances to LIBOR Advances. Company may request that all or any part of an outstanding Floating Rate Advance be converted to a LIBOR Advance, provided that no Default Period is in effect, and that Wells Fargo receives the request no later than 11:59 a.m. Central Time three (3) Business Days prior to the Business Day on which Company wishes the conversion to become effective. Each request shall (i) specify the principal amount of the Floating Rate Advance to be converted, (ii) the Business Day of conversion, and (iii) the Interest Period desired. The request shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each conversion to a LIBOR Advance shall be in multiples of $500,000.00 and in the minimum amount of at least $1,000,000.00.

(c) Expiring LIBOR Advance Interest Periods. Unless Company requests a new LIBOR Advance, or prepays an outstanding LIBOR Advance at the expiration of an Interest Period, Wells Fargo shall convert each LIBOR Advance to a Floating Rate Advance on the last day of the expiring Interest Period. If no Default Period is in effect, Company may request that all or part of any expiring LIBOR Advance be renewed as a LIBOR Advance, provided that Wells Fargo receives the request no later than 11:59 a.m. Central Time three (3) Business Days prior to the Business Day that constitutes the first day of the new Interest Period. Each request shall specify the principal amount of the expiring LIBOR Advance to be continued and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each renewal of a LIBOR Advance shall be in multiples of $500,000.00 and in the minimum amount of at least $1,000,000.00.

(d) Quotation of LIBOR Advance Interest Rates. Wells Fargo shall, with respect to any request for a new or renewal LIBOR Advance, or the conversion of a Floating Rate Advance to a LIBOR Advance, provide Company with a LIBOR quote for each Interest Period identified by Company on the Business Day on which the request was made, if the request is received by Wells Fargo no later than 11:59 a.m. Central Time of the Business Day on which Company has requested that the LIBOR Advance be made effective. If Company does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request for a LIBOR quote shall be subject to redetermination by Wells Fargo.

(e) Taxes and Regulatory Costs. Company shall also pay Wells Fargo with respect to any LIBOR Advance all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR. In determining which of these amounts are attributable to an existing LIBOR Advance, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

(f) Limitation of LIBOR Advances. Not more than seventy-five percent (75%) of the total outstanding Advances under the Line of Credit and Term Loan II shall be LIBOR Advances.

1.4 Collection of Accounts and Application to Revolving Note.

(a) The Collection Account. Company has granted a security interest to Wells Fargo in the Collateral, including all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b) Payment of Accounts by Company’s Account Debtors. Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c) Application of Payments to Revolving Note. Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.

1.5 Term Loan.

(a) Term Loan. Wells Fargo shall extend Term Loan I to Company through a single Advance in the amount of $500,000.00. Wells Fargo shall extend Term Loan II to Company through a single Advance in an amount not in excess of the lesser of (i) $2,500,000.00, or (ii) 60 percent (60%) of the fair market value of real property located at 41 Fairfield Place, West Caldwell, New Jersey. The Term Loan must be advanced no later than the date hereof.

(b) Term Note. Company’s obligation to repay the Term Loan and each Term Loan Advance shall be evidenced by an installment promissory note (as renewed, amended, or replaced from time to time, the “Term Note”).

(c) Term Loan Advances and Disbursements. Wells Fargo shall deposit the proceeds of each Term Loan Advance to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record. Upon request, Company shall confirm its request for an Advance in an Authenticated Record, and agrees that it shall repay the Term Loan even if the Person requesting any Term Loan Advance on behalf of Company lacked authorization. The Term Loan II Advance may be funded as a LIBOR Advance through the same process as that set forth in Section 1.3 and Section 1.3A.

(d) Payments and Adjustments to Payments. The unpaid principal amount of Term Loan I shall be paid in equal monthly installments based upon a four (4) year amortization; the unpaid principal amount of Term Loan II shall be paid in equal monthly installments amortizing on a straight line basis based upon a 180 month period, both beginning on the first day of the month following the date hereof, and on the first calendar day of each succeeding month until the earlier of the applicable amortization or the Termination Date, when the unpaid principal and interest evidenced by the Term Note shall be fully due and payable. Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Term Note in substantially equal payments of principal through Termination Date (the “Assumed Maturity Date”). Payments shall be collected by Wells Fargo through a debit to the Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree. Proceeds from the liquidation of Collateral acquired with Term Loan proceeds will be applied to the Term Note.

(e) Prepayments and Mandatory Prepayments. Company may prepay the Term Loan at any time. If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of Term Loan I exceeds the lesser of (i) 25% of the Net Orderly Liquidation Value of the Equipment or (ii) $2,000,000.00, then Company shall immediately prepay the unpaid principal of the Term Note in the amount of such excess.

(f) Collection of Prepayments and Related Fees. All Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and LIBOR Advance breakage fees payable under this Agreement, which will be applied to the most remote principal installments then due and payable. Any prepayments of principal and any related fees shall be collected by Wells Fargo through a debit to the Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.

1.6 Interest and Interest Related Matters.

(a) Interest Rates Applicable to Line of Credit and Term Loan. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note, and each Term Loan Advance evidenced by the Term Note, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate

Line of Credit Advances = Prime Rate plus one percent (1.0%),

Term Loan I Advances = Prime Rate plus one percent (1.0%)

Term Loan II Advances = Prime Rate plus one and one-half percent (1-1/2%)

which interest rate shall change whenever the Prime Rate changes (the “Floating Rate”); or

LIBOR Advance Rate for One, Three, Six or Twelve Month Interest Periods

Line of Credit Advances = LIBOR plus three and one/quarter percent (3-1/4%)

Term Loan II Advances = LIBOR plus three and one-half percent (3-1/2%);

Multiple Advances under the Line of Credit, or, if applicable, the Term Loan, may simultaneously accrue interest at both the Floating Rate and at the LIBOR Advance Rate, subject to the limitations of Section 1.3(a)(i).

(b) Intentionally Omitted.

(c) Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.9, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note and the Term Note shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.6(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d) Interest Accrual on Payments Applied to Revolving Note. Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.4(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied.

(e) Usury. No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.7 Fees.

(a) Origination Fee. Company shall pay Wells Fargo a one time origination fee of $60,000.00 which shall be fully earned and payable upon the execution of this Agreement.

(b) Unused Line Fee. Company shall pay Wells Fargo an annual unused line fee of three-eighths of one percent (3/8%) of the daily average of the Maximum Line Amount reduced by outstanding Advances (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c) Intentionally Omitted.

(d) Collateral Exam Fees. Company shall pay Wells Fargo fees in connection with any Collateral exams (typically conducted quarterly), audits or inspections conducted by or on behalf of Wells Fargo (both prior and subsequent to the date hereof) at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $1,000.00 per eight-hour day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection A minimum of two (2) Collateral exams will be conducted by Wells Fargo each year.

(e) Collateral Monitoring Fees. Company shall pay Wells Fargo a fee at the rates established from time to time by Wells Fargo as its Collateral monitoring fees (which fees are currently $500.00 per month), due and payable monthly in arrears on the first day of the month and on the Termination Date.

(f) Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) two percent (2.0%) if the termination occurs on or before the first anniversary of the first Line of Credit Advance; (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the first Line of Credit Advance, but on or before the second anniversary of the first Line of Credit Advance; and (C) one percent (1.0%) if the termination or reduction occurs after the second anniversary of the first Line of Credit Advance.

(g) Overadvance Fees. Company shall pay a $500.00 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default. Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h) Treasury Management Fees. Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Other Fees and Charges. Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

(l) Termination and Prepayment Fees Following Transfer Between Wells Fargo Operating Divisions. If the Loan Documents, following Company’s request and the consent of Wells Fargo Business Credit (which consent may be withheld by Wells Fargo Business Credit in its sole discretion), are transferred to an operating division of Wells Fargo other than Wells Fargo Business Credit, the transfer will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees, provided that Company agrees, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, in the event that any facilities extended under this Agreement are terminated early or prepaid after the transfer. In no event, however, may Company seek to transfer the Loan Documents to another operating division prior to the date which is eighteen (18) months following the date hereof.

(m) LIBOR Advance Breakage Fees. Company may prepay any Revolving Note or Term Note LIBOR Advance at any time in any amount, whether voluntarily or by acceleration, provided, however, that if the LIBOR Advance is prepaid, Company shall pay Wells Fargo upon demand a LIBOR Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Revolving Note or the Term Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Company agrees to pay the above-described LIBOR Advance breakage fees and agrees that this amount represents a reasonable estimate of the LIBOR Advance breakage costs, expenses and/or liabilities of Wells Fargo.

(n) Term Loan Prepayment Fees. Company may prepay the principal amount of the Term Note at any time in any amount, whether voluntarily or by acceleration, subject to the payment of a prepayment fee in an amount equal to (i) two percent (2.0%) of the amount prepaid, if prepayment occurs on or before the first anniversary of the first Term Loan Advance; (ii) one percent (1.0%) of the amount prepaid, if prepayment occurs after the first anniversary of the first Term Loan Advance but on or before the second anniversary of the first Term Loan Advance; and (iii) one percent (1.0%) of the amount prepaid, if prepayment occurs after the second anniversary of the first Term Loan Advance.

1.8 Interest Accrual; Principal and Interest Payments; Computation.

(a) Interest Payments and Interest Accrual. Accrued and unpaid interest under the Revolving Note and the Term Note on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.4(c) and Section 1.5(d). Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date. Interest accruing on any LIBOR Advance shall be due and payable on the last day of the applicable Interest Period and on the Termination Date; provided, however, for Interest Periods in excess of one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

(b) Payment of Revolving Note and Term Note Principal. The principal amount of the Revolving Note and the Term Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c) Payments Due on Non Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d) Computation of Interest and Fees. Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e) Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments with respect to the Indebtedness in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo’s calculation of the amount of the Indebtedness shall be presumed correct unless proven otherwise by Company. Upon request, Company will admit and certify to Wells Fargo in a Record the exact unpaid principal amount of Indebtedness that Company then believes to be due and payable to Wells Fargo. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.9 Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a) Termination by Company after Advance Notice. Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 60 days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination fee set forth in Section 1.7(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.

(b) Termination by Company without Advance Notice. If Company fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.9(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it (i) pays the termination fee set forth in Section 1.7(f), and (ii) pays the Default Rate on the Revolving Note commencing on the 60th day prior to the proposed Termination Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate.

(c) Non-Renewal by Company; Notice. If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 60 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the 60th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention not to renew.

2. SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

2.1 Grant of Security Interest. Company hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo , for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2 Notifying Account Debtors and Other Obligors; Collection of Collateral. Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo. Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request. After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor. Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

2.3 Assignment of Insurance. As additional security for the Indebtedness, Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo. At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4 Company’s Premises

(a) Wells Fargo’s Right to Occupy Company’s Premises. Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b) Wells Fargo’s Use of Company’s Premises. Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c) Company’s Obligation to Reimburse Wells Fargo. Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5 License. Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6 Financing Statements. Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized. Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

2.7 Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any then due Indebtedness.

2.8 Collateral Related Matters. This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency. Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral. Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application. Wells Fargo has no obligation to clean-up or prepare Collateral for sale. Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9 Notices Regarding Disposition of Collateral. If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3. CONDITIONS PRECEDENT

3.1 Conditions Precedent to Initial Advance. Wells Fargo’s obligation to make the initial Advance shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2 Additional Conditions Precedent to All Advances. Wells Fargo’s obligation to make any Advance (including the initial Advance) shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance that would result in an Event of Default.

4. REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D. Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5. COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1 Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content reasonably acceptable to Wells Fargo:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after Company’s fiscal year end, Company’s audited financial statements with the unqualified opinion of an independent certified public accountant reasonably acceptable to Wells Fargo, which shall include Company’s balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Affiliates. The annual financial statements shall be accompanied by a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Company’s chief financial officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by copies of all management letters prepared by Company’s accountants.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each quarter except the final (or within sixty [60] days after the end of each quarter if otherwise in accordance with applicable regulatory guidelines of the Securities & Exchange Commission), a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that quarter and for the year-to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to quarterly adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer. Wells Fargo acknowledges the period closing dates utilized by Company as set forth on Schedule 5.1(b) attached hereto.

(c) Collateral Reports. No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable and a calculation of Company’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo. Not later than 5 days after each two-week period (or more frequently if Wells Fargo shall request it) a detailed Inventory report, Inventory Certificate report and Eligible Inventory Report.

(d) Projections. No later than 30 days prior to each fiscal year end, Company’s projected balance sheet and income statement and statement of cash flows and statement of retained earnings and cash flows for each quarter of the next fiscal year, certified as being the most accurate projections available by Company’s chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e) Supplemental Reports. Weekly, or more frequently if Wells Fargo requests, Company’s standard form of “daily collateral report”, together with receivables schedules, collection reports, and copies of invoices in excess of $30,000.00, shipment documents and delivery receipts for goods sold to account debtors in excess of $30,000.00.

(f) Litigation. No later than five days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $100,000.00.

(g) Intellectual Property. (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to acquire such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s Intellectual Property Rights.

(h) Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(i) Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $5,000.00 individually or $10,000.00 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $100,000.00.

(j) Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers and Directors.

(k) Collateral. Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l) Commercial Tort Claims. Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m) Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.

(n) Tax Returns of Company. No later than ten days after they are required to be filed (giving account to properly filed extensions), copies of Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(o) Intentionally Omitted.

(p) Violations of Law. No later than three days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which is reasonably likely to have a Material Adverse Effect on Company.

(q) Pension Plans. (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by the Company’s chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(r) Other Reports. From time to time, with reasonable promptness, all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may reasonably request.

(s) Environmental. At any time, in the sole discretion of Wells Fargo, not more than one Phase II environmental report on the Premises, including such Premises subject to the Mortgage at the expense of Company.

5.2 Financial Covenants. Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a) Maximum due from Costa Rica Affiliate. Company shall not permit during each period described below the amount due from its Costa Rica Affiliate, Multi-Mix® Microtechnology S.R.L. to exceed the amount below determined as of the end of each quarter:

Period	Maximum Due
Through January 3, 2009	$4,250,000.00

Through April 4, 2009	$4,500,000.00

Through July 4, 2009	$4,750,000.00

Through October 3, 2009, and each fiscal quarter thereafter	$5,000,000.00

(b) Minimum Net Income. Company shall achieve for each period described below, Net Income (net of any impairment adjustments, write-downs and non-cash items) of not less or more than the amount set forth for each such period (numbers appearing between “< >“ are negative):

Period	Minimum Net Income

Through January 3, 2009	Net Loss of not more than <$265,000.00>

Through April 4, 2009, and each fiscal quarter thereafter	Not less than 75% of Company’s projection of Net Income or not more than 100% of Company’s projection of Net Loss measured cumulatively

(c) Intentionally Omitted

(d) Intentionally Omitted

(e) Minimum Debt Service Coverage Ratio. Company shall maintain as of each fiscal quarter end, a Debt Service Coverage Ratio of not less than 1.10 to 1.0 commencing September 27, 2008 and for each fiscal quarter end thereafter.

(f) Intentionally Omitted.

(g) Capital Expenditures. Company shall not incur or contract to incur Capital Expenditures of more than (i) $1,000,000.00 in the aggregate during Company’s fiscal year ending December 31, 2008, and (ii) $600,000.00 for each subsequent year end.

(h) Intentionally Omitted.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Minimum Availability. At all times after the date hereof, after taking account of all outstanding Advances, availability under Line of Credit shall be not less than $500,000.00.

(l)  Capital Expenditures under Borrowing Base. Company may use not more than $500,00.00 of its availability under the Borrowing Base for Capital Expenditures during fiscal year ending January 3, 2009 only.

5.3 Other Liens and Permitted Liens.

(a) Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value, not exceeding $100,000.00 in the aggregate during any fiscal year and so long as no Default Period is then in existence and none would exist immediately after such acquisition; (v) such security as Company may post in the ordinary course of business to obtain performance bonds upon prior notice to Wells Fargo and subject to the prior consent of Wells Fargo (which consent shall not be unreasonably withheld) provided that such security will not otherwise cause a Default Period; (vi) statutory liens of landlords, carriers, warehousers, bailees, mechanics, materialmen and other like liens imposed by law in the ordinary course of business for amounts not yet due or being contested in good faith, and with respect to which adequate reserves or appropriate provisions are being maintained by the Company in accordance with GAAP; and (vii) liens for taxes which are not yet due and payable or which are being contested in good faith by the Company on terms acceptable to Wells Fargo.

(b) Financing Statements. Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than Wells Fargo. Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4 Indebtedness. Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; and (c) indebtedness secured by Permitted Liens.

5.5 Guaranties. Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

5.6 Investments and Subsidiaries. Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a) Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A 1” or “A 2” by Standard & Poor’s Ratings Services or “P 1” or “P 2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate of $20,000.00;

(c) Prepaid rent not exceeding one month or security deposits; and

(d) Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D and advances consistent with Section 5.2(a) hereof.

5.7 Dividends and Distributions. Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly if there then exists or as a result thereof there occurs a Default Period.

5.8 Salaries. Company shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation. Company shall not increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% in any one year, either individually or for all such Persons in the aggregate, or pay such an increase from any source other than profits earned in the year of payment if there then exists or as a result of such increase in payment there occurs a Default Period.

5.9 Intentionally Omitted.

5.10 Books and Records; Collateral Examination; Inspection and Appraisals.

(a) Books and Records; Inspection. Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company’s affairs with any of its Directors, Officers, employees or agents.

(b) Authorization to Company’s Agents to Make Disclosures to Wells Fargo. Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company.

(c) Collateral Exams and Inspections. Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d) Collateral Appraisals. Wells Fargo may also obtain, from time to time, but no more than 4 times each calendar year, at Company’s expense, an appraisal of Company’s Collateral, by an appraiser acceptable to Wells Fargo in its sole discretion.

5.11 Account Verification; Payment of Permitted Liens.

(a) Account Verification. Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b) Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral unless contested by Company in good faith.

5.12 Compliance with Laws.

(a) General Compliance with Applicable Law; Use of Collateral. Company shall (i) comply and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Compliance with Federal Regulatory Laws. Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c) Compliance with Environmental Laws. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply in all material respects with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.13 Payment of Taxes and Other Claims. Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14 Maintenance of Collateral and Properties.

(a) Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo. Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b) Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

5.15 Insurance. Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts, on such terms (including any deductibles) and against such risks as Wells Fargo may require, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same geographical areas in which Company operates. Company shall also, at all times and without limitation maintain business interruption insurance (including force majeure coverage) and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Wells Fargo may reasonably request, with any loss payable to Wells Fargo to the extent of its interest, and all such policies of insurance shall contain a lender’s loss payable endorsement for the benefit of Wells Fargo. All policies of liability insurance shall name Wells Fargo as an additional insured. Notwithstanding the foregoing, Company may select any insurance carrier with AM Best’s rating of A- VII+ or better and maintain such insurance policies with insurance coverages comparable to such policies and coverages existing as of the date hereof.

5.16 Preservation of Existence. Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner, the failure of which would cause a Material Adverse Effect.

5.17 Delivery of Instruments, etc. Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Company.

5.18 Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and shall not liquidate, dissolve or suspend business operations. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business. If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness. Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.19 Consolidation and Merger; Asset Acquisitions. Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

5.20 Sale and Leaseback. Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21 Restrictions on Nature of Business. Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.

5.22 Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.

5.23 Discounts, etc. After notice from Wells Fargo, Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold. Company will not at any time modify, amend, subordinate, cancel or terminate any Account.

5.24 Pension Plans. Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.25 Place of Business; Name. Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises. Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Company will not change its name or jurisdiction of organization.

5.26 Constituent Documents. Company will not amend its Constituent Documents if such amendment will have a Material Adverse Effect; Company will provide Wells Fargo with prior notice of Company’s intent to so amend.

5.27 Performance by Wells Fargo. If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.28 Wells Fargo Appointed as Company’s Attorney in Fact.
To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

6. EVENTS OF DEFAULT AND REMEDIES

6.1 Events of Default. An “Event of Default” means any of the following:

(a) Company fails to pay the amount of any Indebtedness on the date that it becomes due and payable;

(b) Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;

(c) An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d) An event of default or termination event (however defined) occurs under any swap, derivative, foreign exchange, hedge or any similar transaction or arrangement entered into between Company and Wells Fargo;

(e) A Change of Control shall occur;

(f) Company becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company makes an assignment for the benefit of creditors; or Company applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company;

(g) Company files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company as debtor; or any such petition is instituted against Company; or Company institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company not dismissed within sixty (60) days following institution.

(h) Intentionally Omitted.

(i) Any representation or warranty made by Company in this Agreement, or by Company (or any of its Officers) in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement is untrue or misleading in any material respect when delivered to Wells Fargo;

(j) A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $100,000.00 which is not insured or subject to indemnity, is entered against Company which is not immediately stayed or appealed;

(k) Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(l) Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(m) Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(n) Intentionally Omitted;

(o) Intentionally Omitted;

(p) Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of Company.

(q) Any Director or Officer of Company is indicted for a felony offence under state or federal law, or Company hires an Officer or appoints a Director who has been convicted of any such felony offense, or a Person becomes an Owner of at least 20% of the issued and outstanding common stock of Company who has been convicted of any such felony offense.

(r) Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

6.2 Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a) Wells Fargo may terminate the Line of Credit and decline to make Advances including any unfunded Term Loan Advances, if any, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b) Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note and the Term Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c) Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d) Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, proceeding with or without judicial process (without a prior hearing or notice of hearing, which Company hereby expressly waives) and sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e) Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f) Intentionally Omitted;

(g) Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral, to which appointment Company hereby consents; and

(h) Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3 Immediate Default and Acceleration. Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Company’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7. MISCELLANEOUS

7.1 No Waiver; Cumulative Remedies. No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents. No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances. The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law. Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2 Amendments; Consents and Waivers; Authentication. No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3 Execution in Counterparts; Delivery of Counterparts. This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument. Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4 Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a) Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.

(b) Addresses for Delivery. Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c) Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d) Confidentiality of Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5 Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a) Delivery of Company Information Records. Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b) Addresses for Delivery. Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c) Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d) Authentication of Company Information Records. Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e) Certification of Company Information Records. Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f) Confidentiality of Company Information Records Sent by Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6 Further Documents. Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7 Costs and Expenses. Company shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8 Indemnity. In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement, or the making of the Advances;

(b) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding at Company’s sole cost and expense, and at all times Company shall advise Indemnitee of the status of its defense - the disposition thereof to be subject to the approval of Indemnitee. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law. Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

7.9 Retention of Company’s Records. Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo. If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10 Binding Effect; Assignment; Complete Agreement. The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11 Sharing of Information. Wells Fargo may share any information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, and Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company may also share any information that they have with each other, and Company waives any right of confidentiality it may have with respect to the sharing of all such information.

7.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13 Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of New York, County of New York and State of New York; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

MERRIMAC INDUSTRIES, INC.		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Robert V. Condon	By:	/s/ Sabato Mutone
	Robert V. Condon		Sabato Mutone
	Its Chief Financial Officer		Its Vice President

COMPANY AND WELLS FARGO HAVE EXECUTED THIS AGREEMENT THROUGH THEIR AUTHORIZED OFFICERS AS OF THE DATE SET FORTH ABOVE.

WELLS FARGO BANK,		MERRIMAC INDUSTRIES, INC.
NATIONAL ASSOCIATION

By:	/s/ Sabato Mutone	By:	/s/ Robert V. Condon
	Sabato Mutone		Robert V. Condon
	Its Vice President		Its Chief Financial Officer

Wells Fargo Bank, National Association	Merrimac Industries, Inc.
MAC- N2697-160	41 Fairfield Place
119 West 40th Street, 16th Floor	West Caldwell, New Jersey 07006
New York, New York 10018
Fax: (646) 728-3205	Fax: (973) 882-5981
Attention: Sabato Mutone,	Attention: Robert V. Condon
Vice President	Chief Financial Officer
e-mail:sabato.mutone@wellsfargo.com	Email: rvc@merrimacind.com

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.4(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit or the Term Loan.

“Affiliate” or “Affiliates” means Multi-Mix® Microtechnology S.R.L. and any other Person controlled by, controlling or under common control with Company, including any Subsidiary of Company. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Assumed Maturity Date” is defined in Section 1.5(d).

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)
Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Company on the date of the initial Advance, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25 percent (25%) of the voting power of all classes of ownership of Company; or

(b)
During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Company, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Current Maturities of Long Term Debt” means, during a period beginning and ending on designated dates, the amount of Company’s long-term debt and capitalized leases which become due during that period.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations and (ii) Interest Expense minus (iii) unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.

“Default Period” is defined in Section 1.6(c).

“Default Rate” is defined in Section 1.6(c).

“Dilution” means, as of any date of determination, a percentage, based upon the prior six (6) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Earnings Before Taxes” means pretax earnings from operations, excluding extraordinary gains, but including extraordinary losses.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits and excluding all deposits or other prepayments, but further excluding any Accounts having any of the following characteristics:

(a)
That portion of Accounts unpaid 90 days or more after the invoice date or, if Wells Fargo in its sole discretion has determined that a particular dated Account may be eligible, that portion of such Account which is unpaid more than 30 days past the stated due date or more than 60 days past the invoice date;

(b)
That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)
That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)
Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)
Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f)	Accounts denominated in any currency other than United States Dollars;

(g)
Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(h)	Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)	That portion of Accounts that has been restructured, extended, amended or modified;

(l)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)
Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 25% of the aggregate amount of all Accounts; except that with respect to SS/Loral, to the extent that the aggregate balance of its Accounts exceeds 15% of the aggregate amount of all Accounts;

(n)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if 33% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Inventory” means all raw material and parts Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)
Inventory that is: in-transit; located at any Premises of Borrower outside of United States; located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to Company; not subject to a perfected first priority Lien in Wells Fargo’s favor; subject to any Lien or encumbrance that is subordinate to Wells Fargo’s first priority Lien; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)	Supplies, packaging, maintenance parts, fabricated parts, or sample Inventory, or customer supplied parts or Inventory;

(c)	Work-in-process Inventory;

(d)	Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)	Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)	Inventory that is perishable or live;

(g)
Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(h)	Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(i)	Inventory stored at locations holding less than 10% of the aggregate value of Company’s Inventory; and

(j)	Inventory otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Floating Rate” means an annual interest rate equal to (a) the Prime Rate plus one percent (1.0%) for a Line of Credit Advance, and (b) the Prime Rate plus one percent (1.0%) for a Term Loan I Advance, and (c) the Prime Rate plus one-half percent (1/2%) for a Term Loan II Advance.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funds from Operations” means for a given period, the sum of (a) Net Income, (b) depreciation and amortization, (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in life reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitees” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, Company’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” is defined in Section 1.8(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to that date that falls the number of months afterward as selected by Company pursuant to Section 1.3A, during which period the outstanding principal amount of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)
If an Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(b)	No Interest Period applicable to an Advance may end later than the Maturity Date; and

(c)	In no event shall Company select Interest Periods with respect to LIBOR Advances which would result in the payment of a LIBOR Advance breakage fee in order to make a required principal payment.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)
“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference to it, on the first day of an Interest Period for delivery of funds on that date for a period of time approximately equal to the number of days in that Interest Period and in an amount approximately equal to the principal amount to which that Interest Period applies. Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)
“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” means an annual interest rate equal to (a) LIBOR plus three and one-quarter percent (3-1/4%) for a Line of Credit Advance, and (b) LIBOR plus three and one-half percent (3-1/2%) for a Term Loan II Advance

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Term Note, the Master Agreement for Treasury Management Services and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement. Any documents or other agreements entered into between Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:

(a)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;

(b)	A material adverse effect on the ability of Company to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement; or

(c)
A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Mortgage” means a first priority and exclusive real estate mortgage in favor of Wells Fargo on otherwise marketable and insurable premises located at 41 Fairfield Place, West Caldwell, New Jersey which is subject to a title insurance policy acceptable to Wells Fargo and secures that part of the Indebtedness determined by Wells Fargo.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to prior Liens the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (c) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, as determined in accordance with GAAP, but excluding (a) any extraordinary gains as determined in accordance with GAAP, (b) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (c) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r).

“Net Loss” means fiscal year-to-date after-tax net loss from continuing operations as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo. In no event, however, shall the annual rate of interest represented by the Prime Rate be less than five (5%) percent.

“Proceeds” shall have the meaning given it under the UCC.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Documents” means this Agreement, the Patent and Trademark Security Agreement(s), the Mortgage, Deposit Account Control Agreement executed by Capital One, N.A., and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“Term Loan” is defined in the Recitals.

“Term Note” is defined in Section 1.5(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 1.7(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement have an address of 41 Fairfield Place, West Caldwell, New Jersey, and are legally described as follows:

D E S C R I P T I O N

ALL that certain lot, parcel or tract of land, situate and lying in the Township of West Caldwell, County of Essex, State of New Jersey, and being more particularly described as follows:

BEGINNING in the southerly line of Fairfield Place 2,455.67 feet measured along the same westerly from the west side of Fairfield Avenue and running; thence.

(1)	Along the westerly line of Lot 2P-3 South 53 degrees 47 minutes 40 seconds West 512.67 feet to the line of lands of Mountain Ridge Country Club, thence

(2)	Along the lands of Mountain Ridge Country Club North 44 degrees 02 minutes West 399.84 feet; thence

(3)	Through lands of Anthony Pio Costa North 53 degrees 47 minutes 40 seconds East 511.49 feet to the southerly side of proposed extension of Fairfield Place; thence

(4)	Running along the southerly side of Fairfield Place and the proposed extension of Fairfield Place South 44 degrees 12 minutes East 400 feet to the point and place of BEGINNING.

Being also know and designated as Lot 2Q on a certain map entitled “Map of Property of A. Pio Costa - Fairfield Place Section 4” and filed in the Essex County Register’s Office on March 22, 1966 as Filed Map No. 2886.

The above description is drawn in accordance with a survey made by G.C. Stewart Associates, Inc., dated September 25, 2003.

LOT 3 IN BLOCK 1402 ON THE TAX MAP.
(Said Lot and Block reported for informational purposes only)

In the event of any conflict between the address and the legal description, the legal description shall control.

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo. The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A. Loan Documents to be Executed by Company:

(1)	The Revolving Note and the Term Note.

(2)	The Credit and Security Agreement.

(3)
The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including without limitation the Loan Manager Service Description and the Lockbox and Collection Account Service Description, Collection Account Service Description.

(4)	The Patent and Trademark Security Agreement.

(5)	The Mortgage.

(6)	The Daily Collateral Report.

B. Loan Documents to be Executed by Third Parties:

(1)
Waiver of Setoff Rights from each account debtor to Company pursuant to which the account debtor waives its rights to exercise its rights to setoff against such Account any amounts owed by Company to the account debtor.

(2)
Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s loss payable endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

C.	Documents Related to the Premises

(1)	Any mortgages or deeds of trust pursuant to which Company or the landlord to Company has encumbered the Premises.

D.	Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)
Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)
Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company’s, other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

E.	Constituent Documents:

(1)
The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company’s behalf, (iii) Company’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company’s state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)
Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(3)	An Officer’s Certificate of an appropriate Officer of Company confirming, in his or her personal capacity, the representations and warranties set forth in this Agreement.

(4)	A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.	Real Estate Related Documents:

With respect to the real estate that is encumbered by the mortgage or deed of trust given by Company or any third Person to Wells Fargo:

(1)	An appraisal ordered by Wells Fargo or its agent of said real property and all improvements thereon, conforming to Uniform Standards of Professional Appraisal Practice.

(2)
An American Land Title Association policy of title insurance, with such endorsements as Wells Fargo may require, issued by an insurer in such amounts as Wells Fargo may require, insuring Wells Fargo’s first priority lien on said real estate, subject only to such exceptions as Wells Fargo in its discretion may approve, together with such evidence relating to the payment of liens or potential liens as Wells Fargo may require.

(3)	An American Land Title Association survey certified to Wells Fargo and to the title company.

(4)
A current environmental site assessment indicating that the real property is subject to no “recognized environmental conditions”, as that term is defined by the American Society for Testing and Materials, in its standards for environmental due diligence, and is not in need of remedial action to avoid subjecting its owner to any present or future liability or contingent liability with respect to the release of toxic or hazardous wastes or substances.

(5)
A flood hazard determination form, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained, and, if the real estate is located in a flood hazard area, a policy of flood insurance.

(6)	Copies of management services and maintenance contracts, fire, health and safety reports, certificates of occupancy, leases and rent rolls.

G.	Miscellaneous Matters or Documents:

(1)
Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance, including all legal expenses incurred through the date of the closing of this Agreement.

(2)
Evidence that after making the initial Advance and satisfying all obligations owed to Company’s prior lender of even date herewith, and all trade payables older than 90 days from invoice date, book overdrafts and closing costs, the availability under the Line of Credit is not less than $1,000,000.00.

(3)
Any documents or other agreements entered into by Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A)-(F) above.

(4)	Receipt and acceptance by Wells Fargo of real estate appraisal completed by Quest Realty Advisors.

(5)	Receipt and acceptance by Wells Fargo of real estate structural integrity study to be completed and delivered to Wells Fargo not later than August 30, 2008.

(6)
Receipt and acceptance by Wells Fargo of legal status report from Canada law firm acceptable to Wells Fargo as to status, claims, defenses and issues relating to litigation involving FMI-Canada and litigation involving Company landlord.

(7)	Receipt and acceptance by Wells Fargo of Collateral examinations, Net Orderly Liquidation Value appraisal on Company’s Equipment and fair market value appraisal of Premises subject to Mortgage.

(8)	Receipt and acceptance by Wells Fargo of background check on senior management of Company.

(9)	Such other documents as Wells Fargo in its sole discretion may require.

(10)	Execution of this Agreement must occur not later than September 30, 2008.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)
Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement. The Company has done business solely under the names set forth below in addition to its correct legal name. Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth below. Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

[Omitted]

(b) Capitalization. The Capitalization Chart below constitutes a correct and complete ownership structure of all Subsidiaries of Company.

[Omitted]

(c) Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d) Legal Agreements. This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e) Subsidiaries. Except as disclosed below, Company has no Subsidiaries.

[Omitted]

(f) Financial Condition; No Adverse Change. Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 29, 2007 and unaudited financial statements for the fiscal-year-to-date period ended June 28, 2008 and those statements fairly present Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no Material Adverse Effect in Company’s business, properties or condition (financial or otherwise).

(g) Litigation. There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would result in a final judgment or judgments against Company or any of its Affiliates in an amount in excess of $100,000.00, apart from those matters specifically disclosed below.

[Omitted]
(h) Intellectual Property Rights.

(i) Owned Intellectual Property. Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company is the owner of record (the “Owned Intellectual Property”). Except as set forth below, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property that is registered in the United States.

(ii) Agreements with Employees and Contractors. Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii) Intellectual Property Rights Licensed from Others. Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect thereto. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by Company or otherwise. Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(v) Infringement. Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

[Omitted]

(i) Taxes. Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j) Titles and Liens. Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k) No Defaults. Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect on Company’s financial condition, properties or operations .

(l) Submissions to Wells Fargo. All financial and other information provided to Wells Fargo by or on behalf of Company in connection with Company’s request for the credit facilities contemplated hereby is (i) true, correct, accurate and complete in all material respects, and (ii) as to projections, valuations or proforma financial statements, present such projections, valuations and proforma condition and results in a good faith manner.

(m) Financing Statements. Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n) Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o) Employee Benefit Plans.

(i) Maintenance and Contributions to Plans. Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii) Knowledge of Plan Noncompliance with Applicable Law. Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax qualified status.

(iii) Funding Deficiencies and Other Liabilities. Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

[Omitted]

(p) Environmental Matters.

(i) Hazardous Substances on Premises. Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii) Disposal of Hazardous Substances. Except as disclosed below, to the knowledge of Company, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii) Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past nor are there to the knowledge of Company any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(iv) Compliance with Environmental Law; Permits and Authorizations. Except as disclosed below, Company (A) conducts its business at all times in all material respects in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v) Status of Premises. Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi) Environmental Audits, Reports, Permits and Licenses. Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents prepared during the past two years describing or relating in any way to the Premises or Company’s businesses.

[Omitted]

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association

Date:	_______________________, 20 ___

Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated ________________, 2008 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Merrimac Industries, Inc. (the “Company”) dated ______________, 20___ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A. Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B. Name of Company; Merger and Consolidation. I certify that:

(Check one)

☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C. Events of Default. I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D. Litigation Matters. I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐
I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E. Financial Covenants. I further certify that:

(Check and complete each of the following)

1. Maximum due from Costa Rica Affiliate. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, the amount due from Multi-Mix® Microtechnology S.R.L. was $________________, which ☐ satisfies ☐does not satisfy the requirement that such amount be not less than [_$_____________ on the Reporting Date._][_ the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period	Maximum Due

Through January 3, 2009	$4,250,000.00

Through April 4, 2009	$4,500,000.00

Through July 4, 2009	$4,750,000.00

Through October 3, 2009, and each fiscal quarter thereafter	$5,000,000.00

2. Minimum Net Income. Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Net Income was [_$__________], which ☐ satisfies ☐ does not satisfy the requirement that Net Income be not less than [$_______ _] on the Reporting Date._][_ the amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Period	Minimum Net Income
Through January 3, 2009	Net loss of not more than <$265,000.00>
Through April 4, 2009, and each fiscal quarter thereafter	Not less than 75% of Company’s projection of Net Income or not more than 100% of Company’s projection of Net Loss measured cumulatively

3. Minimum Debt Service Coverage Ratio. Pursuant to Section 5.2(e) of the Credit Agreement, as of the Reporting Date, Company’s Debt Service Coverage Ratio was [______] to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not less than 1.10 to 1.0 on the Reporting Date.

4.  Capital Expenditures. Pursuant to Section 5.2(g) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the [_fiscal_] year ended [_______________, 200___,_] for Capital Expenditures, [_$________________] in the aggregate and [_$______________], for each subsequent year end which ☐satisfies ☐ does not satisfy the requirement that such expenditures not exceed [_$___________] for Capital Expenditures in the aggregate and [_$___________ _] for each subsequent year end.

5. Salaries. Company has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) as of the Reporting Date over the amount paid in Company’s previous fiscal year, either individually or for all such persons in the aggregate, and has not paid any increase from any source other than profits earned in the year of payment, if there then exists or as a result of such increase in payment there shall exist a Default Period or cause to exist a Default Period, and as a consequence Company ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

MERRIMAC INDUSTRIES, INC.

By:
Its Chief Financial Officer

Exhibit F to Credit and Security Agreement

[Omitted]

SCHEDULE 5.1(b)

MERRIMAC INDUSTRIES, INC.

[Omitted]

EXHIBIT 1.3

NOTICE OF BORROWING

_______________, 2008

TO:	Wells Fargo Bank, N.A.
119 West 40th Street, 16th Floor
New York, NY 10018
Telecopier: (646) 728-3279
Attention: Portfolio Manager for xxxxxxxxxxxxxxxls, Inc.

We refer to that certain Credit and Security Agreement dated as of _______________, 2008 (as amended or modified to date, the “Credit Agreement”) by and between MERRIMAC INDUSTRIES, INC. (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION acting through its Wells Fargo Business Credit operating division (“Wells Fargo”). Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 1.3 of the Credit Agreement, we hereby request or confirm our request for an Advance on the date and in the amount(s) specified below.

Amount of Advance	Date of Borrowing
$

Company hereby elects the Floating Rate/LIBOR option.

Please wire the proceeds of such advance directly to Wells Fargo Bank, NA as follows:

Wells Fargo Bank, NA
ABA No. 121000248
Account Number ________________
Name of account – _________________, Inc.

MERRIMAC INDUSTRIES, INC.

By:
Robert V. Condon,
Chief Financial Officer

SCHEDULE OF INTELLECTUAL PROPERTY

[Omitted]